Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Kraton Performance Polymers, Inc.:

We consent to the use of our reports dated February 24, 2016, with respect to the consolidated balance sheets of Kraton Performance Polymers, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas
June 3, 2016